As filed with Securities and Exchange Commission on November 2, 2012

Registration No. 333-37051

Registration No. 333-37053

Registration No. 333-79323

Registration No. 333-31254

Registration No. 333-40676

Registration No. 333-110636

Registration No. 333-118011

Registration No. 333-136494

Registration No. 333-174070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-37051)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-37053)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-79323)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-31254)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-40676)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-110636)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-118011)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-136494)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-174070)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-0664379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Gaylord Drive

Nashville, Tennessee 37214

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Gaylord Entertainment Company 401(K) Savings Plan

Amended and Restated Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan

Gaylord Entertainment Company Employee Stock Purchase Plan

Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan

ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan

ResortQuest Savings & Retirement Plan

(Full titles of the plans)

Carter R. Todd, Esq.

Executive Vice President, General Counsel and Secretary

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

(615) 316-6000

(Name, Address, and Telephone Number of Registrant’s agent for service)

Copy to:

F. Mitchell Walker, Jr., Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On October 1, 2012, as part of the plan to restructure the business operations of Gaylord Entertainment Company, a Delaware corporation (the “Predecessor Registrant”), to facilitate its qualification as a real estate investment trust (REIT) for federal income tax purposes, the Predecessor Registrant merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc. (f/k/a Granite Hotel Properties, Inc.), a Delaware corporation (the “Company”), pursuant to an Agreement and Plan of Merger dated July 27, 2012, with the Company surviving the merger. The merger was approved by the Predecessor Registrant’s stockholders at a special meeting of stockholders held on September 25, 2012. At 12:01 a.m. on October 1, 2012, the effective time of the merger, the Company succeeded to and began conducting, directly or indirectly, all of the business conducted by the Predecessor Registrant immediately prior to the merger.

As of the effective time of the merger, and pursuant to the merger agreement, the outstanding shares of common stock, $.01 par value, of the Predecessor Registrant automatically converted into the right to receive the same number of shares of common stock, $.01 par value, of the Company. The rights of the stockholders are governed by the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws.

The issuance of the shares of the Company’s common stock was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form S-4 (File No. 333-182352), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) on August 20, 2012. Shares of the Company’s common stock trade on the New York Stock Exchange under the symbol “RHP.” Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of common stock of the Company, as successor issuer, are deemed to be registered under Section 12(b) of the Exchange Act.

At the effective time of the merger, the Company succeeded to all of the Predecessor Registrant’s rights and obligations and/or agreed to honor or cause to be honored all obligations under, the following plans (the “Plans”):

•	Amended and Restated Gaylord Entertainment Company 401(K) Savings Plan;

•	Amended and Restated Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan;

•	Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan;

•	Gaylord Entertainment Company Employee Stock Purchase Plan;

•	ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan; and

•	ResortQuest Savings & Retirement Plan.

Each outstanding option to purchase shares of the Predecessor Registrant’s common stock and each other right to receive shares of the Predecessor Registrant’s common stock under the Plans converted into an option to purchase or right to receive the same number of shares of the Company’s common stock. The terms and conditions of such options and rights continue in effect after and were not affected by the merger.

This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by the Company of the following Registration Statements of the Predecessor Registrant (each a “Registration Statement,” and collectively, the “Registration Statements”):

i.	Registration on Form S-8 (File No. 333-37051) originally covering 250,000 shares of common stock (Amended and Restated Gaylord Entertainment Company 401(K) Savings Plan);

ii.	Registration on Form S-8 (File No. 333-37053) originally covering 3,000,000 shares of common stock (Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan);

iii.	Registration on Form S-8 (File No. 333-79323) originally covering 500,000 shares of common stock (Gaylord Entertainment Company Employee Stock Purchase Plan);

iv.	Registration on Form S-8 (File No. 333-31254) originally covering 1,250,000 shares of common stock (Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan);

v.	Registration on Form S-8 (File No. 333-40676) originally covering 1,200,000 shares of common stock (Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan);

vi.	Registration on Form S-8 (File No. 333-110636) originally covering 577,192 shares of common stock (ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan);

vii.	Registration on Form S-8 (File No. 333-118011) originally covering 10,000 shares of common stock (ResortQuest Savings & Retirement Plan);

viii.	Registration on Form S-8 (File No. 333-136494) originally covering 2,690,000 shares of common stock (Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan); and

ix.	Registration on Form S-8 (File No. 333-174070) originally covering 3,000,000 shares of common stock (Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan).

This Post-Effective Amendment No. 1 to Form S-8 is being filed by the Company pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Company, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Exchange Act. Registration fees were paid at the time of the filing of the Registration Statements.

In accordance with an undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to Form S-8 hereby removes from registration all of the shares of common stock previously registered on Registration Nos. 333-79323, 333-110636 and 333-118011 that remain unsold under such registration statements as of the date hereof. The respective registration statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Post-Effective Amendment No. 1 to Form S-8 by reference (except the information contained in such documents to the extent that it is “furnished” and not “filed”):

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on February 24, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the Commission on May 9, 2012 and August 7, 2012, respectively.

•	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2012 (relating to the Company’s annual meeting of stockholders).

•	Definitive Proxy Statement on Schedule 14A filed with the Commission on August 22, 2012 (relating to the Company’s special meeting of stockholders held on September 25, 2012).

•

Current Reports on Form 8-K filed with the Commission on January 17, 2012, February 7, 2012, May 11, 2012, May 31, 2012 (two filed that day), June 1, 2012, June 21, 2012, June 27, 2012, July 19, 2012, August 7, 2012 (five filed that day), August 16, 2012, August 23, 2012, September 14, 2012, September 24, 2012, September 28, 2012, October 1, 2012, October 10, 2012, and November 2, 2012.

•

The description of the Company’s common stock contained in Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on November 2, 2012, and any subsequent amendments and reports filed to update that description.

•

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Post-Effective Amendment No. 1 to Form S-8 and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to Form S-8 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1 to Form S-8.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Organizational Documents. The Company’s Amended and Restated Certificate of Incorporation (the “Restated Charter”) provides that no director shall be personally liable to the Company or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) for any transaction from which the directors derived an improper personal benefit.

The Company’s Restated Charter and Amended and Restated Bylaws (the “Amended Bylaws”) provide that the Company shall indemnify to the fullest extent authorized or permitted by the DGCL (as now or hereafter in effect) any person made, or threatened to be made, a party or witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such persons unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company. The right to indemnification in the Company’s Restated Charter and Amended Bylaws includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the Company organizational documents. The Company’s Amended Bylaws provide that such expenses incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company’s Restated Charter and Amended Bylaws provide that any repeal or modification of the limitation of liability and indemnification provisions summarized above will only be prospective and will not affect the rights of current or former directors or officers under these provisions in effect at the time of the alleged occurrence of any acts, omissions, facts or circumstances occurring prior to such repeal or modification.

Indemnification Agreements. The Company has obligations under certain existing indemnification agreements between the Company and its directors. These indemnification agreements are intended to complement the indemnification protection under the DGCL and the Company’s organizational documents and to provide for indemnification of these directors to the fullest extent permitted by applicable law.

Directors’ and Officers’ Insurance. The Company maintains insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under the Company’s organizational documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

See the “Exhibit Index” which follows the signature pages to this Post-Effective Amendment No. 1 to Form S-8 and is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 2, 2012.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Carter R. Todd
Carter R. Todd
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Colin V. Reed and Carter R. Todd, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin V. Reed Colin V. Reed	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 2, 2012

/s/ Glenn J. Angiolillo Glenn J. Angiolillo	Director	November 2, 2012

/s/ Michael J. Bender Michael J. Bender	Director	November 2, 2012

/s/ E.K. Gaylord, II E.K. Gaylord, II	Director	November 2, 2012

/s/ D. Ralph Horn D. Ralph Horn	Director	November 2, 2012

/s/ Ellen R. Levine Ellen R. Levine	Director	November 2, 2012

/s/ Robert S. Prather, Jr. Robert S. Prather, Jr.	Director	November 2, 2012

/s/ Michael D. Rose Michael D. Rose	Director	November 2, 2012

/s/ Michael I. Roth Michael I. Roth	Director	November 2, 2012

/s/ Mark Fioravanti Mark Fioravanti	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 2, 2012

/s/ Rod Connor Rod Connor	Senior Vice President and Chief Administrative Officer (Principal Accounting Officer)	November 2, 2012

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Ryman Hospitality Properties, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2012).

4.2	Amended and Restated Bylaws of Ryman Hospitality Properties, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 1, 2012).

4.3	Specimen of Ryman Hospitality Property’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 25, 2012).

99.1	Amended and Restated Gaylord Entertainment Company 401(K) Savings Plan (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 filed on October 2, 1997 (File No. 333-37051)).

99.2	Amended and Restated Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan (including amendments adopted at the May 2003 Stockholders Meeting) (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-13079)).

99.3	Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders filed on April 1, 2011).

5.1*	Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 1 to Form S-8).

*	Filed herewith